Exhibit 10.16
Amendments to the
WYETH SUPPLEMENTAL EMPLOYEE SAVINGS PLAN

* * *

(New material in bold and italics; deletions crossed out)

1.2        Definitions.
(pp)    Separation From Service means a separation from service with the Company for purposes of Section 409A, determined using the default provision set forth in Treasury Regulation Section 1.409A-1(h); provided, however, that, for purposes of the Grandfathered Account, “Separation from Service” shall be determined in accordance with the terms of the Prior Plan; provided further, however, that with respect to any Participant employed by Zoetis Inc., on and following the date Zoetis Inc. is no longer a wholly owned subsidiary of the Company due to a tax-free distribution to the Company’s stockholders of all or a portion of its equity interest in Zoetis, Separation From Service means a separation from service with the Company for purposes of Section 409A, determined using the default provision set forth in Treasury Regulation Section 1.409A-1(h). Notwithstanding the foregoing, if a Participant would otherwise incur a Separation from Service in connection with a sale of assets of the Company, the Company shall retain the discretion with respect to the 409A Account to determine whether a Separation from Service has occurred in accordance with Treasure Regulation Section 1.409A-1(h)(4).